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Octel Corp. appoints new Board Director

NEWARK, DELAWARE, January 12, 2005: By a letter dated January 11th, 2005 and in accordance with a resolution adopted by a special meeting of the Board of Directors dated December 15th, 2004, Octel Corp. (NYSE: OTL) appointed Mr Hugh Aldous as a Director until the next Annual Meeting of Shareholders on May 3rd, 2005, when Mr Aldous may be nominated for election for a term of three years.  Mr Aldous will be a member of the Audit Committee with effect from the February 15th, 2005 Board meeting.

Mr Aldous is a partner at RSM Robson Rhodes LLP, where he was Chief Executive Officer (Managing Partner) for ten years. He is also Chairman of Craegmoor Limited, Chairman of The Eastern European Trust plc, Director of Henderson TR Pacific Trust plc, and Director of Elderstreet Millennium Venture Capital Trust plc and has served as a Member of the UK's Competition Commission and as Audit Committee Chairman on the boards of several companies.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company's strategy is to manage profitably and responsibly the decline in world demand for its major product -- tetraethyl lead (TEL) in gasoline -- through competitive differentiation and stringent product stewardship, to expand its Petroleum Specialties and Performance Chemicals businesses organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.